UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 25, 2014

WILSHIRE BANCORP, INC.

(Exact name of registrant as specified in its charter)

California	000-50923	20-0711133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilshire Boulevard, Los Angeles,
California 90010
(Address of principal executive offices) (Zip Code)

(213) 387-3200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 25, 2014, the Board of Directors of Wilshire Bank (“the Bank”), a subsidiary of Wilshire Bancorp Inc. (“the Company”), promoted Elaine Jeon to Executive Vice President and Chief Operations Administrator of the Bank.  The promotion becomes effective on July 1, 2014.  In this position, Ms. Jeon will continue to manage the deposit operations administration, corporate services, facilities, and advertising and public relations departments.  For the past 4 years, Ms. Jeon has been serving as the Bank’s Senior Vice President and Chief Operations Administrator. Prior to becoming the Bank’s Chief Operations Administrator, Ms. Jeon served as the Bank’s Deputy Chief Financial Officer for two years.

At the current age of 53, Ms. Jeon has worked for the Bank for over 16 years and during the last 10 years she served as Senior Vice President at various positions.  She has a Bachelor of Science degree in Business Administration from California State University, Northridge.

Neither the Company nor Bank has entered into an employment agreement with Ms. Jeon in connection with her promotion. Ms. Jeon will receive a base annual salary of $204,000 and will be entitled to participate in the Bank’s existing bonus program whereby she will be eligible to receive annual incentive bonuses in amounts to be determined at the discretion of the Bank.  Ms. Jeon will be eligible to participate in the Company’s employee benefits plans, including its 401(k) Plan.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE BANCORP, INC.

Date: June 30, 2014	By:	/s/ Alex Ko
Alex Ko, Executive Vice President, Chief Financial Officer

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